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Exhibit 3.2

                      ARTICLES OF AMENDMENT TO THE CHARTER
                                       OF
                             MASTER GRAPHICS, INC.


          Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its charter:

1.   The name of the corporation is Master Graphics, Inc.

1.   The text of each amendment adopted is:

        (a) Article 8 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                    8. Board of Directors.
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               8.1  Number; Election; Term.  Subject to the rights of the
                    ----------------------
            holders of any series of Preferred Stock to elect directors under specific circumstances, the Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the TBCA. A director need not be a shareholder. At each annual shareholder meeting, the holders of shares of Common Stock shall elect directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

               8.2  Vacancies.  Subject to applicable law and any rights of the
                    ---------
            holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of shareholders and until their successors are duly elected and qualified.

               8.3  Removal.  Any director of the Corporation may be removed
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            from office, but only for cause and only by (a) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for election of directors, unless a vote of a special voting group is otherwise required by law or (b) the affirmative vote of a majority of the entire Board of Directors then in office.

       (b) Article 12 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

               12.  Amendment.  Except as otherwise provided in this Article 12,
                    ---------
            this Charter may be amended in the manner now or hereafter prescribed by statute; provided, however, that unless such action has been recommended by a vote of a majority of the directors then in office at a meeting at which a quorum is present, the provisions set forth in Articles 9, 10, 11, 12 and 13 hereof may not be repealed or amended in any respect and the provisions set forth in Articles 10 and 11 hereof may not be amended or repealed in any respect so as to adversely affect the rights therein conferred upon directors (or such other persons who may be entitled to the rights provided thereunder) of the Corporation, unless in any of such cases such action is approved by the
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            affirmative vote of the holders of sixty-six and two-thirds percent
            (66-2/3%) of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that in no event shall the last sentence of Article 10 be amended so as to adversely affect the rights herein conferred upon directors.

3. Pursuant to the provisions of Section 48-20-103 of the Act, the amendment was duly adopted by the shareholders of the corporation on June 16, 2000.

4.     The corporation is a for-profit corporation.

5. These Articles of Amendment shall become effective upon the filing by the Tennessee Secretary of State.


          Dated:  June 16, 2000          MASTER GRAPHICS, INC.



                                         By: /s/ P. Melvin Henson, Jr.
                                            --------------------------
                                              P. Melvin Henson, Jr.
                                              Chief Financial Officer